Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--Ultralife Corporation (NASDAQ: ULBI) reported operating income of $9.9 million on revenue of $87.9 million for its second quarter of 2008. In comparison, the company reported operating income of $1.7 million on revenue of $35.2 million in the second quarter of 2007. As a percentage of revenue, operating income increased from 5% in the second quarter of 2007 to 11% in the second quarter of 2008.

Revenue increased $52.7 million over the same quarter last year driven by strong shipments of advanced communications systems. In addition, revenue in design and installation services grew as a result of the addition of RedBlack Communications and Stationary Power Services, acquired in September 2007 and November 2007, respectively. Non-rechargeable product revenue declined from last year’s strong high-rate battery shipments to international customers. As a percentage of revenue, gross margin for the second quarter of 2008 was 23.5%, compared with 24.5% in the same quarter a year ago. Gross margin improvements in communications systems were offset by a decline in non-rechargeable product margin, mainly due to product mix and certain restructuring costs incurred at the company’s U.K. operation.

Operating expenses for the second quarter of 2008 totaled $10.7 million compared to $6.9 million a year ago. As a percentage of revenue, operating expenses declined from 20% in the second quarter of 2007 to 12% in the second quarter of 2008. The $3.8 million increase in expenses included $1.2 million related to the addition of RedBlack and Stationary Power, $0.7 million for higher sales-based compensation, $0.5 million for higher investment in product development, and $0.2 million for higher stock compensation expense, in addition to generally higher costs related to enhanced sales and marketing efforts and higher administrative costs resulting from operating a more diverse organization. Income tax expense for the quarter was $3.4 million, which included a non-cash charge of $3.1 million related to the recognition of a net deferred tax liability in connection with book/tax differences for goodwill and certain intangible assets. Net income for the second quarter of 2008 was $6.4 million, or $0.36 per share, compared with $1.3 million, or $0.08 per share, for the same quarter in 2007.

For the six-month period ended June 28, 2008, revenue totaled $137.5 million compared to $67.5 million for the same period a year ago. Operating income amounted to $12.3 million for the first half of 2008 compared to $2.3 million for the same period last year, an increase of $10.0 million. Net income for the first half of 2008 was $8.8 million, or $0.50 per share, compared to $1.3 million, or $0.08 per share, for the same period last year.

“Second quarter revenue generation pushed our operating margin into double digits, demonstrating the operating leverage of our business model,” said John D. Kavazanjian, president and chief executive officer. “Revenue growth was fueled largely by deliveries of communications systems orders, and gross margin in that segment grew to 27% from 19% in the same quarter last year and 25% in the prior quarter. We invested a portion of that gross margin dollar improvement in resources to drive future growth, including expanded sales and service capabilities for standby power, additional R&D programs and enhanced business development efforts.

“During the second half of the year, we are focused on further capitalizing on our broadened market opportunities and product portfolio. We have a solid backlog of orders in our non-rechargeable products segment, a strong pipeline of prospects in our rechargeable products segment and an expanding product line in communications systems supporting growth while revenue is ramping in design and installation services,” added Kavazanjian. “At the same time that we are further penetrating existing markets, we are creating future market opportunities through increased product development activities in the areas of smart batteries and chargers, communications and fuel cell systems. As we advance these opportunities, we will become the agent of commercialization for these and other new technologies for our customers. With our diversified platforms, application focus and near- and long-term market opportunities, we are well positioned to sustain profitable year-over-year growth for the rest of 2008.”

Outlook

For the second half of 2008, the company forecasts revenue in the range of $130 million and operating income in the range of $10 million based upon current backlog and anticipated order activity from new and existing customers. As a result, management anticipates full year 2008 revenue and operating income of approximately $270 million and $22 million, respectively. While several large orders are contributing to a nearly doubling of revenue in 2008 over 2007, management anticipates a revenue base of at least $250 million for 2009, based on its outlook for order opportunities and strong demand for the company’s products and services.

While management is confident in its full year outlook, variability in the timing of orders and shipments makes predicting revenue on a quarterly basis challenging. Therefore, going forward, management will provide revenue and earnings guidance on an annual basis.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on July 31, 2008 at http://investor.ultralifecorp.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 2040563, during the period starting at 1:00 p.m. ET July 31 and ending at 1:00 p.m. ET August 11, 2008.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended

	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenues:
Non-rechargeable products	$17,699	$22,808	$32,315	$40,966
Rechargeable products	4,490	4,561	11,228	10,090
Communications systems	61,946	7,688	86,000	16,179
Design and installation services	3,763	139	7,942	281
Total revenues	87,898	35,196	137,485	67,516

Cost of products sold:
Non-rechargeable products	15,448	16,607	27,008	30,217
Rechargeable products	3,669	3,618	9,206	7,785
Communications systems	45,205	6,237	63,138	13,208
Design and installation services	2,948	117	6,630	188
Total cost of products sold	67,270	26,579	105,982	51,398

Gross margin	20,628	8,617	31,503	16,118

Operating expenses:
Research and development	2,137	1,688	3,746	3,302
Selling, general, and administrative	8,554	5,212	15,457	10,508
Total operating expenses	10,691	6,900	19,203	13,810

Operating income	9,937	1,717	12,300	2,308

Other income (expense):
Interest income	2	18	13	32
Interest expense	(240)	(604)	(569)	(1,261)
Gain on insurance settlement	-	-	39	-
Gain on debt conversion	-	-	313	-
Miscellaneous	55	167	137	183
Income before income taxes	9,754	1,298	12,233	1,262

Income tax provision-current	264	-	318	-
Income tax benefit-deferred	3,095	-	3,086	-
Total income taxes	3,359	-	3,404	-

Net income	$6,395	$1,298	$8,829	$1,262

Earnings per share - basic	$0.37	$0.09	$0.51	$0.08
Earnings per share - diluted	$0.36	$0.08	$0.50	$0.08

Weighted average shares outstanding - basic	17,309	15,123	17,155	15,100
Weighted average shares outstanding - diluted	17,720	15,331	17,800	15,320

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	June 28,	December 31,
ASSETS	2008	2007

Current assets:
Cash and investments	$827	$2,245
Trade accounts receivable, net	52,937	26,540
Inventories	46,073	35,098
Prepaid expenses and other current assets	1,713	4,410
Total current assets	101,550	68,293

Property and equipment	19,030	19,365

Other assets
Goodwill, intangible and other assets	33,448	34,390

Total Assets	$154,028	$122,048

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$8,713	$13,423
Accounts payable	34,979	18,326
Other current liabilities	15,614	10,083
Total current liabilities	59,306	41,832

Long-term liabilities:
Long-term debt and capital lease obligations	4,683	16,224
Other long-term liabilities	4,151	985
Total long-term liabilities	8,834	17,209

Minority interest in equity of subsidiaries	31	-

Shareholders' equity:
Common stock, par value $0.10 per share	1,808	1,712
Capital in excess of par value	165,833	152,070
Accumulated other comprehensive income	231	69
Accumulated deficit	(79,614)	(88,443)
	88,258	65,408
Less -- Treasury stock, at cost	2,401	2,401
Total shareholders' equity	85,857	63,007

Total Liabilities and Shareholders' Equity	$154,028	$122,048

CONTACT:
Ultralife Corporation
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com